As filed with the Securities and Exchange Commission on January 10, 1997
                                                     Registration No. 033-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.   20549

                                 -------------------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                 -------------------

                                  OGDEN CORPORATION
                    (Exact Name of issuer as specified in charter)


         DELAWARE                                          13-5549268
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

                         Two Pennsylvania Plaza - 25th Floor
                              New York, New York   10121
                  (Address of Principal Executive Offices)(Zip Code)

                            -----------------------------

                              OGDEN SELECT SAVINGS PLAN
                               (Full title of the plan)

                                 J. L. Effinger, Esq.
                      Associate Counsel and Assistant Secretary
                                  Ogden Corporation
                                Two Pennsylvania Plaza
                              New York, New York   10121
                                    (212)868-6126
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

           ----------------------------------------------------------------
           ----------------------------------------------------------------

                           CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Title of securities to     Amount to be             Proposed Maximum         Proposed Maximum         Amount of
be Registered (1)          Registered (2)           Offering Price per       Aggregate                Registration Fee
                                                    Share/Unit               Offering Price

Deferred Compensa-
tion Obligations           $7,000,000               100%                     $7,000,000               $2,121.21

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------


(1) The Deferred Compensation Obligations are unsecured obligations of Ogden Corporation to pay deferred compensation in the future in accordance with the terms of the Ogden Select Savings Plan for a select group of eligible employees.

(2) Estimated solely for the purpose of calculating the amount of the registration fee.

PART I

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    The document(s) containing the information specified in Part I of this Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed or to be filed with the Commission by the registrant are incorporated by reference in this registration statement:

         (a) The registrant's latest annual report (Form 10-K) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements for the registrant's latest fiscal year; and

         (b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

    All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

    The Ogden Select Savings Plan (the "Plan") allows participants to submit elections to defer compensation, including elections as to the amount to be deferred and the timing and manner of distribution, before the start of the fiscal year in which the compensation will be earned.

    The amount of compensation deferred by each participant (the "Deferral Amounts") represent unsecured general obligations of the registrant to pay deferred compensation (plus any net investment earnings attributable thereto) in the future in accordance with the terms of the Plan and the Trust Agreement between the registrant or a subsidiary of the registrant and the American Express Trust

Company, as trustee (the "Trustee") dated as of January 1, 1995 (the "Trust Agreement") thereunder. In the event of the insolvency of the registrant, the trust fund established under the Trust Agreement (the "Trust") shall be subject to the claims of the general creditors of the registrant. In such event, all participants and beneficiaries shall constitute unsecured general creditors of the registrant with respect to amounts otherwise payable thereunder and shall have no special or priority claim with respect to the assets held in the Trust.

    The Deferral Amount is determined in accordance with the Plan based on the participant's election. Under the Plan, Deferral Amounts may be invested in one or more investment funds available under the Plan. Each participant under the Plan will have a separate participant account, and each participant's account will be valued separately. Any earnings and realized and unrealized gains attributable to a participant's account shall be credited to such account on a segregated basis, and any amounts distributed from, any realized losses incurred by, and any expenses and fees properly chargeable to, a participant's account shall be charged against such account on a segregated basis.

    Except as set forth in the Plan, or as otherwise provided by applicable law, the interest of any participant in the Plan, in the Trust, or in any distribution to be made under the Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Each participant in the Plan has the right to designate a beneficiary to receive the balance, if any, of the participant's account at the time of the participant's death and shall have the right at any time to revoke such designation or to substitute another such beneficiary.

    The registrant's Board of Directors has the right to amend or terminate the Plan at any time and for any reason, provided, however, that no amendment or termination of the Plan shall reduce any participant's or beneficiary's rights or benefits accrued under the Plan before the date the amendment is adopted or the Plan is terminated, as appropriate, including the participant's or beneficiary's right to payment of the balance of the participant's account as of such date.

    The Deferral Amounts are not convertible into another security of the registrant. The Trustee was appointed pursuant to the Trust Agreement to take action with respect to the Deferral Amounts. Pursuant to the Trust Agreement, the Trustee shall be directed by the Plan Administrator with respect to the investment of Trust assets in accordance with the investment decisions of the participants (and, if applicable, beneficiaries), and the Trustee will follow such directions.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation contains a provision that eliminates directors' personal liability as set forth above.

    Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    In addition to the foregoing, (i) Article 20 of the registrant's Amended and Restated Certificate of Incorporation provides that a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as presently in effect or as the same may hereafter be amended and; (ii) section 16-A of the registrant's By-laws provides that (a) the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                   (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

                   (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
(b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                   (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                   (e) Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these By-laws.

                   (f) The indemnification and advancement of expenses provided by this Section 16-A of the By-laws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                   (g) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these By-laws.

                   (h) Any amendment to this Section 16-A shall not apply to any liability of a director, officer, employee or agent arising out of a transaction or omission occurring prior to the adoption of such amendment, but any such liability based on a transaction or omission occurring prior to the adoption of such amendment shall be governed by Section 16-A of the By-laws, as in effect at the time of such transaction or omission, and (c) the registrant has purchased directors and officers liability insurance which would indemnify the directors and officers of the registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    Not Applicable.

ITEM 8.  EXHIBITS

    4    Ogden Select Savings Plan
    5    Opinion regarding Legality
    23   Consent of Independent Auditors
    24   Power of Attorney (see page S-1)

ITEM 9.  UNDERTAKINGS

    (a)  The undersigned hereby undertakes:

         (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement;

              (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

    (c) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on November 21, 1996.

                                     OGDEN CORPORATION
                                       (Registrant)

                                     By:/S/ R. Richard Ablon
                                        --------------------------------
                                            R. Richard Ablon, Chairman of the
                                            Board, President and Chief
                                            Executive Officer



                                  POWER OF ATTORNEY


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. L. Effinger and Lynde H. Coit true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Security Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

SIGNATURE                            TITLE
---------                            -----

/S/ R. Richard Ablon                 President, Chairman of the Board and Chief
-------------------------------      Executive Officer, Director
R. Richard Ablon


/S/ Philip G. Husby                  Senior Vice President, Chief Financial
-------------------------------      Officer and Treasurer
Philip G. Husby


/S/ Robert M. DiGia                  Vice President and Controller
-------------------------------      (Chief Accounting Officer)
Robert M. DiGia

/S/ Ralph E. Ablon                   Director
-------------------------------
Ralph E. Ablon

/S/ David M. Abshire                 Director
-------------------------------
David M. Abshire

/S/ Norman G. Einspruch              Director
-------------------------------
 Norman G. Einspruch

/S/ Attallah Kappas                  Director
-------------------------------
Attallah Kappas


-------------------------------      Director
Terry Allen Kramer

/S/ Judith D. Moyers                 Director
-------------------------------
Judith D. Moyers

/S/ Homer A. Neal                    Director
-------------------------------
Homer A. Neal

/S/ Stanford S. Penner               Director
-------------------------------
Stanford S. Penner

/S/ Frederick Seitz                  Director
-------------------------------
Frederick Seitz

/S/ Robert E. Smith                  Director
-------------------------------
Robert E. Smith

/S/ Helmut F.O. Volcker              Director
-------------------------------
Helmut F.O. Volcker

/S/ Abraham Zaleznik                 Director
-------------------------------
Abraham Zaleznik

                                  INDEX TO EXHIBITS



EXHIBIT NO.                                 EXHIBIT
-----------                                 -------

4                                           Ogden Select Savings Plan

5                                           Opinion regarding Legality

23                                          Consent of Independent Auditors

24                                          Power of Attorney (See Page S-1)